Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

March 28, 2013

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on August 31, 2010, a registration statement on Form F-3ASR (File No. 333-169119) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.   The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue

$1,000,000 9.00% Exchangeable Notes due June 28, 2013 (Linked to the Common Stock of Aruba Networks, Inc.)	March 28, 2013

$150,000 17.00% Exchangeable Notes due September 30, 2013 (Linked to the Common Stock of Cliffs Natural Resources Inc.)	March 28, 2013

$55,000 12.25% Exchangeable Notes due September 30, 2013 (Linked to the Common Stock of Netflix, Inc.)	March 28, 2013

$3,600,000 Annual AutoCallable Notes due March 31, 2016 Linked to the Lesser Performing Index of the S&P 500® Index and the Russell 2000® Index	March 28, 2013

$1,954,000 Annual AutoCallable Notes due March 31, 2016 Linked to the Lesser Performing Index of the S&P 500® Index and the Russell 2000® Index	March 28, 2013

$2,350,000 10.00% Exchangeable Notes due March 27, 2014 (Linked to the Common Stock of Peabody Energy Corporation)	March 28, 2013

US$134,000 2.25% Fixed Rate Notes due March 27, 2020	March 28, 2013

US$595,000 3.00% Fixed Rate Notes due March 28, 2025	March 28, 2013

US$330,000 Fixed Rate Step-Up Notes due March 28, 2028	March 28, 2013

US$5,000,000 Capped Callable CMS Steepener Notes due March 28, 2033	March 28, 2013

$583,000 Notes due March 28, 2018 Linked to the Performance of a Basket of Commodity Indices	March 28, 2013

$9,234,000 Callable Contingent Payment Notes due March 30, 2023 Linked to the EURO STOXX 50® Index	March 28, 2013

$11,716,390 Accelerated Return Notes® Linked to the Nikkei Stock Average Index due May 29, 2014	March 28, 2013

$2,840,000 Barclays Bank PLC Relative Performance Securities Linked to the S&P 500® Index and the Barclays US 10Y Treasury Futures Index™ due March 28, 2018	March 28, 2013

$5,534,170 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Citigroup Inc. due September 30, 2014	March 28, 2013

Barclays Bank PLC Airbag Autocallable Yield Optimization Notes $12,760,000 Notes linked to the common stock of Chesapeake Energy Corporation due March 31, 2014	March 28, 2013

$13,896,410 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of United States Steel Corporation due September 30, 2014	March 28, 2013

$4,334,000 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of NVIDIA Corporation due September 30, 2014	March 28, 2013

Barclays Bank PLC Airbag Autocallable Yield Optimization Notes $18,736,000 Notes linked to the common stock of United States Steel Corporation due March 31, 2014	March 28, 2013

Barclays Bank PLC Airbag Autocallable Yield Optimization Notes $4,395,000 Notes linked to the common stock of Las Vegas Sands Corp. due March 31, 2014	March 28, 2013

$10,000,000 Callable Range Accrual Notes due March 28, 2028	March 28, 2013

$983,000 Buffered Digital Notes due March 31, 2016 Linked to the Performance of the Russell 2000® Index	March 28, 2013